EXHIBIT 4.1

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTIONS. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

                       ELECTRONIC SENSOR TECHNOLOGY, INC.
                             (a Nevada corporation)

                            9% CONVERTIBLE DEBENTURE

Issue Date: March 28, 2008                                         $2,000,000.00
Maturity Date: March 28, 2013
Conversion Price: $0.0486

     This 9% CONVERTIBLE DEBENTURE (this "Debenture") is issued by ELECTRONIC SENSOR TECHNOLOGY, INC., a Nevada corporation (the "Company"). FOR VALUE RECEIVED, the Company promises to pay to HALFMOON BAY CAPITAL LTD, a British Virgin Islands company (together with its registered successors and assigns, the "Holder"), the principal sum of $2,000,000.00 on or before the Maturity Date, together with interest on the aggregate unconverted principal amount, in the amounts and at the times set forth below.

1.   Interest; Redemption.

     (a) Interest. Interest shall accrue on the unpaid principal balance of this Debenture from the Issue Date to but excluding the Maturity Date at a rate per annum of nine percent (9%), calculated on the basis of a 365/366 day year, as the case may be, and actual days elapsed, and shall be payable in arrears on each Interest Payment Date (as defined below) for the period commencing on the immediately preceding Interest Payment Date (or, in the case of the first Interest Payment Date, commencing on the Issue Date) and ending on the calendar day immediately preceding such Interest Payment Date. As used herein, "Interest Payment Date" means (i) March 28 and September 28 of each year; (ii) each date of prepayment, in respect of the principal amount of this Debenture that is being prepaid; (iii) each Conversion Date (as defined in Section 2(a)), in respect of the principal amount of this Debenture that is being converted; and
(iv) the date on which the principal amount of this Debenture is due in full (whether at maturity, by acceleration or otherwise).
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     (b)    Principal. The unconverted unpaid principal amount of this Debenture shall be due and payable on the Maturity Date.

     (c) Payments. Principal and interest on this Debenture less any amounts required to be withheld by any tax authority with jurisdiction over the Company (the "Withheld Amounts") shall be paid to the Holder in United States Dollars by wire transfer of immediately available funds to such account located within the continental United States of America as the Holder may notify the Company in writing from time to time. The Company shall pay all Withheld Amounts to the applicable taxing authority in the manner and within the time period required by applicable law.

     (d) Prepayment. In the event that the Company intends to prepay all or any portion of the principal amount of this Debenture, it shall notify the Holder in writing of its intention to do so, specifying the principal amount that the Company intends to prepay (a "Repayment Notice"). Upon the Holder's receipt of a Repayment Notice, the Holder may exercise its right to convert all or any portion of the principal amount of this Debenture pursuant to Section 2(a) by delivering a Notice of Conversion (as defined in Section 2(a)) within fifteen (15) days of receipt of the Repayment Notice (the "Conversion Window Period"). If the Holder does not deliver a Notice of Conversion to the Company during the Conversion Window Period, the Company shall pay to the Holder the principal amount set forth in the Repayment Notice within five (5) Business Days following the end of the Conversion Window Period.

     (e) Business Days. Any payment that would be due on a date that is a Saturday, Sunday or day that is a federal legal holiday in the United States or a day on which banking institutions in the State of California are authorized or required by law or other government action to close, shall instead be due on the next succeeding day that does not fall into any of the foregoing categories (a "Business Day").

2.   Conversion.

     (a) Voluntary Conversion. At any time from the date hereof until this Debenture is no longer outstanding, so long as the Holder is an "accredited investor" as defined in Rule 501(a) under the Act or a "qualified institutional buyer" as defined in Rule 144A(a) under the Act, this Debenture shall be convertible into shares of common stock of the Company, par value $.001 per share (the "Common Stock") at the option of the Holder, in whole or in part at any time and from time to time. The Holder shall effect conversions by delivering to the Company a notice of conversion in the form attached hereto as Exhibit A (a "Notice of Conversion"), specifying therein the principal amount of this Debenture to be converted and the date on which such conversion is to be effected (a "Conversion Date"). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is received by the Company.

     (b) Mechanics of Conversion. The number of shares of Common Stock issuable upon a conversion hereunder (the "Conversion Shares") shall be equivalent to (i) the outstanding

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principal amount of this Debenture to be converted as set forth in the Notice of
Conversion, divided by (ii) the Conversion Price (as adjusted pursuant to Section 3 through the Conversion Date). As soon as practicable following the Conversion Date, the Company will deliver or cause to be delivered to the Holder a certificate in the Holder's name representing the Conversion Shares.

     (c) Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times while this Debenture remains outstanding, reserve and keep available out of its authorized and unissued shares of Common Stock, shares of Common Stock solely for the purpose of issuance upon conversion in full of this Debenture. The Company covenants that all shares of Common Stock so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and non-assessable.

3.   Adjustment of Conversion Price.

     (a) Stock Dividends and Stock Splits. If the Company, at any time while this Debenture is outstanding (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock,
(ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then the Conversion Price shall be multiplied by the quotient of
(A) the number of shares of Common Stock outstanding immediately before such event, divided by (B) the number of shares of Common Stock outstanding immediately after such event.

     (b) Fundamental Transaction. If, at any time while this Debenture is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another entity, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions,
(iii) any tender offer or exchange offer (whether by the Company or another person or entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental Transaction"), then upon any subsequent conversion of this Debenture, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock.

     (c) Notice to Holder. Whenever the Conversion Price is adjusted pursuant to this Section 3, the Company shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such

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adjustment.

4.   Events of Default.

     (a) "Event of Default", wherever used herein, means any one of the following events:

            (i) Any default in the payment when due and payable of (A) interest on this Debenture, which failure to pay is not cured within three (3) Business Days, or (B) principal of this Debenture;

            (ii) A material breach by the Company of its other obligations under this Debenture, which material breach is not cured within thirty (30) days following receipt of notice thereof from the Holder; or

            (iii) (A) The Company commences a case, as debtor, under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company; (B) there is commenced a case against the Company under any applicable bankruptcy or insolvency laws, as now or hereafter in effect or any successor thereto, which remains undismissed for a period of ninety (90) days; (C) the Company is adjudicated by a court of competent jurisdiction insolvent or bankrupt; (D) the Company suffers any appointment of any custodian or the like for the Company or any substantial part of its property, which continues undischarged or unstayed for a period of ninety (90) days; or (E) the Company makes a general assignment for the benefit of creditors.

         (b) Remedies Upon Event of Default. If any Event of Default occurs, the full principal amount of this Debenture, together with accrued and unpaid interest thereon, shall become immediately due and payable in cash. Amounts not paid when due shall bear interest at the maximum lawful rate and shall be payable upon demand of the Holder.

5.   Miscellaneous.

     (a) Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Debenture shall be made in accordance with Section 6.8 of the Securities Purchase Agreement between the Company and the Holder dated on or about the date hereof, which Section is incorporated herein by reference.

     (b) Lost or Mutilated Debenture. If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of

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such Debenture, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

     (c) Governing Law. This Debenture will be governed by and construed in accordance with the laws of the State of California, without giving effect to that body of laws pertaining to conflict of laws.

     (d) Waiver. Any waiver by the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture.

     (e) Severability. If any provision of this Debenture is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Debenture shall not in any way be affected or impaired thereby and the Company and the Holder will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Debenture.

     (f) Headings. The headings contained herein are for convenience only, do not constitute a part of this Debenture and shall not be deemed to limit or affect any of the provisions hereof.

                          *            *            *

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     IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

                                    ELECTRONIC SENSOR TECHNOLOGY, INC.


                                    By: /s/ Barry S. Howe
                                        ----------------------------------------
                                    Name:  Barry S. Howe
                                    Title: President and Chief Executive Officer

                                -Signature Page-
                                    Debenture
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                                    Exhibit A

                              NOTICE OF CONVERSION

     Halfmoon Bay Capital Ltd (the "Holder") hereby elects to convert principal under the 9% Convertible Debenture of Electronic Sensor Technology, Inc., a Nevada corporation, due on March 28, 2013, into shares of common stock of the Company, par value $.001 per share (the "Common Stock"), as of the date written below.

     Conversion Date:

     Principal Amount of Debenture to be Converted:

     Number of Shares of Common Stock to be Issued:

     The Holder hereby represents, warrants and certifies that it is (a) an "accredited investor" as defined in Rule 501(a) under the Securities Act of 1933, as amended (the "Securities Act") or a "qualified institutional buyer" as defined in Rule 144A(a) under the Securities Act, (b) not required to be registered as a broker-dealer under Section 15 of the Securities Exchange Act of 1934, as amended, and (c) acquiring the Common Stock for its own account and not with a view toward public resale or distribution.

                                    HALFMOON BAY CAPITAL LTD


                                    By:
                                        ----------------------------------------
                                    Name:
                                    Title:

                                       A-1